UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                                VIDEOSERVER, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   926918 10 3
                    ---------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

-------------------------------                  -------------------------------
|CUSIP No.    926918 10 3     |       13G        |    Page  2  of  12 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | BESSEMER VENTURE PARTNERS II  L.P. ("Bessemer")                   |
|          | 13-3174238                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |X|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Delaware                                                          |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 224,186 shs.                                       |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 244,186 shs.                                       |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 244,186 shs.                                                      |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 1.9%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | PN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 12 pages

-------------------------------                  -------------------------------
|CUSIP No.    926918 10 3     |       13G        |    Page  3  of  12 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | DEER II & CO. LLC* ("Deer")                                       |
|          | 13-3174240                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |X|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Delaware                                                          |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 244,186 shs.                                       |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 244,186 shs.                                       |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 244,186 shs*                                                      |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 1.9%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | PN                                                                |
--------------------------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2 as Deer is the General Partner of Bessemer.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 12 pages

-------------------------------                  -------------------------------
|CUSIP No.    926918 10 3     |       13G        |    Page  4  of  12 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | NEILL H. BROWNSTEIN                                               |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 44,000 shs.                                        |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 44,000 shs.                                        |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 44,000 shs.                                                       |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.42%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 12 pages

-------------------------------                  -------------------------------
|CUSIP No.    926918 10 3     |       13G        |    Page  5  of  12 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | ROBERT H. BUESCHER                                                |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 15,000 shs.                                        |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 15,000 shs.                                        |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 15,000 shs.                                                       |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.12%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 12 pages

-------------------------------                  -------------------------------
|CUSIP No.    926918 10 3     |       13G        |    Page  6  of  12 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | WILLIAM T. BURGIN                                                 |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | -0-                                                |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | -0-                                                |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | -0-                                                               |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.00%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 12 pages

-------------------------------                  -------------------------------
|CUSIP No.    926918 10 3     |       13G        |    Page  7  of  12 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | G. FELDA HARDYMON                                                 |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 35,971 shs.                                        |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 35,971 shs.                                        |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 35,971 shs.                                                       |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.3%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 12 pages

-------------------------------                  -------------------------------
|CUSIP No.    926918 10 3     |       13G        |    Page  8  of  12 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | CHRISTOPHER F.O. GABRIELI                                         |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 20,343 shs.                                        |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 20,343 shs.                                        |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 20,343 shs.                                                       |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.16%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 12 pages

Item 1.

(a)   Name of Issuer:

                           VideoServer, Inc.

(b)   Address of Issuer's Principal Executive Office:

                           5 Forbes Road
                           Lexington, Massachusetts  02173



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
         Office and Citizenship:
         -----------------------

                  This statement is filed by Bessemer Venture Partners II L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1025 Old Country Road, Suite 205, Westbury, New York, 11590. Bessemer's principal buisness is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer II & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon and Christopher F.O. Gabrieli, who are all United States citizens, and by Messrs. Brownstein, Buescher, Burgin, Hardymon, and Gabrieli. Deer II & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer II & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, and at 535 Middlefield Road, Suite 245, Menlo Park, California 94025 and at 83 Walnut Street,
Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other members' principal business address is the Wellesley Hills address.


*As of January 1, 1995 Mr. Brownstein became a special member of Deer with no power to participate in the management of its affairs.


 (d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           926918103


                              Page 9 of 12 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.


Item 4.  Ownership as of December 31, 1995

                  Items 5 through 9 of Pages 2-8 of this Statement incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.


Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.




                              Page 10 of 12 pages

Item 10.  Certification

                  Not applicable.


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 1998

                                   BESSEMER VENTURE PARTNERS II L.P.

                                   By:      Deer II & Co. LLC, General Partner

                                   By:  /s/ Robert H. Buescher
                                      ----------------------------------------
                                            Robert H. Buescher, Manager


                                   DEER II & CO. LLC

                                   By:  /s/ Robert H. Buescher
                                      ----------------------------------------
                                            Robert H. Buescher, Manager


                                   NEILL H. BROWNSTEIN

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   WILLIAM T. BURGIN

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   G. FELDA HARDYMON

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   CHRISTOPHER F.O. GABRIELI

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                              Page 11 of 12 pages

                                        /s/ Robert H. Buescher
                                      ----------------------------------------
                                        Robert H. Buescher for himself and as
                                        Attorney-in-Fact for the above parties
                                        having an asterisk (*) above their
                                        signature line




                              Page 12 of 12 pages